Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS THIRD QUARTER 2012 FINANCIAL RESULTS

AND REPORTS ON RECENT DEVELOPMENTS

SAN DIEGO, CA – November 14, 2012 – Cardium Therapeutics (NYSE MKT: CXM) today presented its financial results for the third quarter ended September 30, 2012 and reported on other recent developments including: (1) acquisition of the business assets and product portfolio of To Go Brands® healthy nutraceutical supplement brand platform with over 25 products being developed and sold in a number of food, drug and mass channel retailers, for which net sales for the first three quarters of 2012 was approximately $2.1 million (as reported below); (2) formation of the Excellagen Medical Advisory Board comprising leading practitioners, clinicians and researchers with diversified expertise in the field of advanced wound care; (3) Excellagen poster presentations at the Desert Foot 9th Annual High Risk Diabetic Foot Conference; (4) advancement of international registrations for Excellagen®, including CE Mark registration to enable marketing and sale in the European Union, which is expected by early 2013; (5) Excellagen featured in October 2012 Podiatry Management’s Profiles in Excellence 2012; (6) selection of Excellagen as one of the top ten podiatry innovations in 2012 by Podiatry Today publication; and (7) publication of important pre-clinical research findings that have been incorporated into the treatment protocols of the Company’s international Generx® ASPIRE Phase 3 registration study for patients with advanced coronary disease.

Third Quarter 2012 Financial Highlights

Cardium’s research and development costs for the three months ended September 30, 2012 totaled $508,000, compared to $579,000 for the three months ended September 2011. Research and development costs for the nine months ended September 30, 2012 were $2.1 million, compared to $1.9 million for the nine months ended September 30, 2011. The increase in costs for the nine-month period was primarily due to expenses related to the commercial development of Excellagen and the Company’s Generx ASPIRE clinical study. Selling, general and administrative expenses for the three-month period ended September 30, 2012 were $1.4 million, compared to $1.2 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, selling, general and administrative expenses were $4.4 million, compared to $3.6 million for the nine months ended September 30, 2011. The increase in selling, general and administrative expenses for the nine-month period was primarily due to expenses related to the costs associated with the market introduction of Excellagen and preparations to support and facilitate strategic partnering activities, and for Cardium’s nutraceutical initiative, which served as the catalyst for Cardium’s recent acquisition of the business assets of To Go Brands, Inc., which includes a portfolio of more than 25 products sold through mass, food and drug channels at retailers including Whole Foods®, CVS®, Kroger®, GNC®, Jewel-Osco®, Ralph’s Supermarkets®, Meijr®, and the Vitamin Shoppe®, and from the company’s web-based store.

Cardium’s Quarterly Report on Form 10-Q filed with the SEC today presents in footnote three unaudited pro forma consolidated financial information which includes To Go Brands for the period ended September 30, 2012 and 2011. The pro forma financial information includes net sales of To Go Brands for the nine months ended September 30, 2012 totaling $2.1 million, with a net loss of $0.4 million. Excluding revenue from the To Go Brands business, revenue for the nine months ended September 30, 2012 totaled $39,000, including $5,600 for the third quarter ended September 30, 2012. Since the introduction of Excellagen, the Company’s marketing efforts have been focused on product sampling to key opinion leaders to support physician-based post-marketing case studies, to “seed” the use of Excellagen in the wound care market, and to further support and enhance strategic partnering activities.

For the three months ended September 30, 2012, the Company reported a net loss of $1.9 million, or $(0.02) per share, compared to a net loss of $1.6 million, or $(0.02) per share for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Company reported a net loss of $6.4 million, or $(0.06) per share, compared to a net loss for the nine months ended September 30, 2011 of $5.1 million, or $(0.06) per share. As of September 30, 2012, the Company had a total of $4.5 million in cash compared to $4.7 million in cash at the end of December 31, 2011. Working capital at September 30, 2012 was $4.8 million. As of September 30, 2012, 129.2 million shares of Cardium’s common stock were outstanding.

Excellagen Commercialization Activities

In third quarter 2012, Cardium announced the formation of the Excellagen Medical Advisory Board, comprising leading practitioners, clinicians and researchers with diversified expertise in the field of advanced wound care, and the selection of Excellagen as one of the top ten podiatry innovations in 2012 by Podiatry Today publication. Recently, the Company announced the publication of an Excellagen Profiles in Excellence 2012 article in Podiatry Management and two poster presentations at the Desert Foot 2012 High Risk Diabetic Foot Conference in Phoenix, AZ. Arthur J. Tallis, DPM, President and Medical Director of Associated Foot & Ankle Specialists in Phoenix, AZ, presented the results of three Excellagen case studies including a venous leg ulcer, neuropathic diabetic foot ulcer and dehisced surgical wound. In addition, Howard M. Kimmel, DPM, MBA, FACFAS, Senior Clinical Instructor, Case Western Reserve University School of Medicine, in Cleveland, OH, presented the results of two Excellagen diabetic foot ulcer case studies. Drs. Tallis and Kimmel’s poster presentations and the Podiatry Management article can be viewed at http://www.excellagen.com/meetings-and-publications.html. Additional Excellagen case studies are available at http://www.excellagen.com/surgical-wounds.html.

There have also been important, positive findings reported by physicians now using Excellagen as part of our initial physician sampling, patient outreach and market “seeding” programs. As case studies are being conducted, a number of physicians have reported observing a rapid onset of the growth of granulation tissue in a wide array of wounds, including classic non-healing diabetic foot ulcers (consistent with the results of Cardium’s Matrix clinical study), as well as pressure ulcers, venous ulcers, and Mohs surgical wounds. In certain cases, rapid granulation tissue growth and wound closure have been reported using Excellagen’s wound care management therapy following unsuccessful treatment with other advanced wound care approaches. From a dermatology perspective, a previously unexplored vertical market, remarkable biological healing responses have been observed following cancer-related Mohs surgery for patients diagnosed with squamous and basal cell carcinomas, including deep surgical wounds extending to the periosteum (a membrane that lines the outer surface of bones). Additionally, because of the easy-use, and platelet activating capacity, physicians have been employing Excellagen in severe non-healing wounds at near-amputation status, in combination with autologous platelet-rich plasma therapy and collagen sheet products. These case studies and physician feedback provide additional information regarding the potential uses of Excellagen and support its medical utility as an important new tool to help promote the wound healing process.

Since receiving FDA clearance for Excellagen, Cardium has established cGMP out-sourced manufacturing and supply with UK-based Angel Biotechnology, developed cold chain logistics and distribution with Smith Medial Partners, initiated a pathway toward securing private payer and government product reimbursement, including Centers for Medicare & Medicaid Services (CMS), and assembled an internal strategic and tactical sales and marketing team. Already-established standard CPT® procedure reimbursement codes may apply when Excellagen is used is administered with surgical debridement procedures. The Company is currently engaged in physician relationship building with key opinion leaders, product sampling, practice integration, and building a portfolio of physician case studies. Excellagen is a key asset in Cardium’s medical opportunities portfolio and represents the first product from the Company’s regenerative medicine platform. Excellagen has been engineered to serve as a delivery platform enabling multiple device and therapeutic product extensions (via 510(k) and IDE pathways) to include Excellagen-based antimicrobials, small molecule drugs, peptides, conditioned cell media, stem cells and DNA-based biologic products. A detailed presentation on Excellagen’s commercialization status can be viewed at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

Consistent with its long-term business strategy, and similar to the business strategy for the Company’s InnerCool operating unit, which was successfully developed and sold to Philips Electronics, Cardium does not plan to establish an internal sales force for Excellagen. The Company is currently in discussions with strategic partners to establish representation, marketing and sales, or co-promotional arrangements into four U.S. vertical wound healing market channels: (1) podiatry, (2) wound care centers, hospitals, and long-term care facilities, (3) government agency providers (such as the U.S. Department of Veterans Affairs and Bureau of Indian Affairs), and (4) dermatology. The Company does not plan to increase marketing and selling expenses for Excellagen beyond current levels in expectation of completing strategic partnering transactions that would cover the marketing and sale of Excellagen into these vertical markets. This commercialization strategy is similar to other companies in the advanced wound care space. For example, GraftJacket® products developed by Wright Medical are now being marketed and sold by Kinetic Concepts Inc.; TEI Biosciences’ products are being sold by Boston Scientific, Medtronic and Stryker; and Cook Medical’s Oasis® products are currently being marketed and sold by Healthpoint Biotherapeutics.

Internationally, Cardium plans to obtain a CE Mark for the potential marketing and sale of Excellagen in the European Union, which consists of 27 member countries. The Company expects to be in a position to obtain a CE Mark for Excellagen in early 2013. Cardium also has a marketing and distribution agreement with BL&H Co. for the marketing and sale of Excellagen in South Korea, which is currently advancing through the regulatory and reimbursement pricing process. In addition, Advanced Biosciences Research, an affiliate of bioRASI, is assisting Cardium for the planned commercialization of Excellagen in Russia and the eight additional member countries comprising the Commonwealth of Independent States (CIS).

About Excellagen

Excellagen is a syringe-based, professional-use, pharmaceutically-formulated 2.6% fibrillar Type I bovine collagen gel that functions as an acellular biological modulator designed to accelerate the growth of granulation tissue and to activate the wound healing process. Excellagen is FDA-cleared for the treatment of neuropathic and diabetic foot ulcers, pressure ulcers, venous ulcers, surgical wounds, and other dermal wounds, and is intended for professional use following standard debridement procedures in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Excellagen’s unique high-molecular weight fibrillar Type I bovine collagen gel formulation is topically applied through easy-to-control, pre-filled, sterile, single-use syringes and its viscosity-optimized gel formulation is designed for application at only one-week intervals. Already-established standard CPT® procedure reimbursement codes may apply when Excellagen is used is administered with surgical debridement procedures. As a new FDA-cleared product, Cardium is advancing forward with the reimbursement process for Excellagen with Medicare & Medicaid Services (CMS) and private insurance providers.

Cardium’s market research indicates that physicians seek easy-to-use products to reduce preparation time and facilitate product application – and Excellagen’s unique, ready-to-use syringe-based collagen gel requires no thawing or mixing. Excellagen’s flowable formulation allows for the effective delivery to wounds of varying shapes and surface contours. To learn more about Excellagen and for product ordering information, please visit http://www.excellagen.com and view the information video, “Excellagen: A New Wound Care Pathway for Diabetic Foot Ulcers”, at http://www.excellagen.com/excellagen-video.html.

Acquisition of To Go Brands® Nutraceutical Brand Platform

On September 28, 2012, Cardium acquired the business assets and product portfolio of To Go Brands® to support the expansion of Cardium’s health sciences nutraceutical platform and to provide a revenue platform for the potential growth of the business. With a portfolio of over 25 products, To Go Brands’ nutraceutical powder mixes, supplements and chews are being sold through mass, food and drug channel retailers and To Go Brands’ web-based store. To Go Brands’ experienced management team has key contacts and a track record of developing and placing new and innovative health and nutraceutical products into retail channels. To Go Brands has now assumed operational responsibility for Cardium’s nutraceutical initiative, which includes the Company’s strategic investment in SourceOne Global Partners, a leading supplier of science-based ingredients and proprietary formulas, and the MedPodium Nutra-Apps® product line.

The acquisition of To Go Brands is part of Cardium’s long-term business strategy and opportunistic diversification strategy. Large pharmaceutical companies have entered the nutraceutical market and are diversifying their product lines with dietary-supplement products with large market potential and without the extensive regulatory hurdles. In February 2012, Pfizer acquired privately-held Alacer Corp., the maker and distributor of Emergen-C®, a vitamin C product. Schiff Nutrition International recently purchased Airborne, Inc., a leading provider of immune support products, and on October 30, 2012, Bayer HealthCare announced its acquisition of Schiff Nutritional International.

About To Go Brands®

Since 2007, To Go Brands has been making healthy, great tasting and anti-oxidant-rich phytonutrients and nutraceutical supplements in an array of easy use formats, including drink mixes, chews, powders and capsules, to empower busy lifestyles in today’s fast-paced, tech-driven world. The Go Active! product line includes High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, and Neo-Energy®. The Go Healthy! product line includes Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks® , and Neo-Chill™. Go Trim! products include Smoothie Complete®, Trim Green Coffee Bean™, Trim Energy®, and Neo-Carb Bloc®. To Go Brands products are sold through mass, food and drug channels at retailers including Whole Foods®, CVS®, Kroger®, GNC®, Jewel-Osco®, Ralph’s Supermarkets®, Meijr®, and the Vitamin Shoppe®, and from the company’s web-based store. To learn more about To Go Brands, visit www.togobrands.com.

Generx Commercial Development Activities

Cardium recently announced the publication of preclinical findings demonstrating that cardiac ischemia plays an important role in adenovector gene delivery (transfection) in mammalian hearts. The new findings were published in the peer-reviewed journal Human Gene Therapy Methods in an article entitled “Ischemia-Reperfusion Increases Transfection Efficiency of Intracoronary Adenovirus type 5 in Pig Heart in Situ,” which is available online at http://online.liebertpub.com/doi/full/10.1089/hgtb.2012.048. The published findings demonstrate that Cardium’s innovative technique employing transient cardiac ischemia can be used to dramatically enhance gene delivery and transfection efficiency after one-time intracoronary administration of adenovector in mammalian hearts. The international ASPIRE Phase 3/registration study is currently enrolling patients with chronic myocardial ischemia and advanced angina pectoris at leading cardiovascular centers in Russia.

About Generx and the ASPIRE Study

Generx (Ad5FGF-4) is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions, such as coronary artery by-pass surgery or balloon angioplasty and stents. Similar to surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard balloon catheter.

The international ASPIRE study is a 100-patient, randomized and controlled multi-center study currently enrolling patients at up to eight leading cardiology centers in the Russian Federation. The ASPIRE study is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx is being quantitatively assessed using rest and stress SPECT (Single-Photon Emission Computed Tomography) myocardial imaging to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. The Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory in Los Angeles, California, is the central core lab for the study and is responsible for the analysis of SPECT myocardial imaging data electronically transmitted from the Russian medical centers participating in the ASPIRE study.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® healthy nutraceutical supplement business. The Company’s lead commercial product Excellagen® topical gel for wound care management has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our To Go Brands business can be successfully integrated and expanded; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®,

Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb

Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

To Go Brands®, Acai Natural Energy Boost™, Green Tea Energy Fusion™, Trim Energy®, Healthy Belly®, Smoothie Complete®, High Octane®, VitaRocks®, Trim Green Coffee Bean™ and Glucoberry™ are trademarks of To Go Brands, Inc.

(Other trademarks belong to their respective owners)

-Continued-

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Product sales	$5,589 *	$—	$39,241 *	$—
Cost of goods sold	(3,640)	—	(15,191)	—

Gross profit	1,949	—	24,050	—
Operating expenses
Research and development	(508,342)	(578,981)	(2,097,675)	(1,874,413)
Selling, general and administrative	(1,389,731)	(1,180,199)	(4,358,706)	(3,641,620)

Loss from operations	(1,896,124)	(1,759,180)	(6,432,231)	(5,516,033)

Interest income (expense), net	1,204	1,269	3,771	5,605
Change in fair value of derivative liabilities	—	157,628	64,157	458,199

Net loss	$(1,894,920)	$(1,600,283)	$(6,364,403)	$(5,052,229)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.06)

Weighted average common shares outstanding – basic and diluted	119,044,747	83,097,967	115,493,427	83,097,967

*	Note that product sales and associated expenses for these Results of Operations do not include net sales of To Go Brands products of approximately $2.1 million for the nine months ended September 30, 2012 (which is included in the unaudited pro forma consolidated financial information reported in footnote three on Form 10-Q filed with the SEC today), since the acquisition of To Go Brands was not completed until September 28, 2012. To Go Brands products will be included in Cardium’s Consolidated Results going forward.

Selected Condensed Consolidated Balance Sheet Data

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$4,472,131	$4,721,279

Restricted cash	50,000	200,000
Accounts receivable	67,621	—
Inventory	1,163,966	434,130
Prepaid expenses and other current assets	240,350	68,204
Property and equipment, net	131,997	135,581
Other long-term assets	3,454,390	1,944,035

Total assets	$9,580,455	$7,503,229

Accounts payable and accrued liabilities	$1,227,994	$1,214,480
Derivative liabilities	—	85,506
Long-term liabilities	68,698	118,313

Total liabilities	1,296,692	1,418,299

Stockholder’s equity	8,283,763	6,084,930

Total liabilities and stockholder’s equity	$9,580,455	$7,503,229